FOR IMMEDIATE RELEASE

RailAmerica, Inc. Reports April 2011 Monthly Carloads and Provides Update on Flooding Impact

JACKSONVILLE, FL, May 16, 2011 – RailAmerica, Inc. (NYSE: RA) today reported that its total freight carloads for the month ended April 30, 2011 were 72,081 down 2.4% from 73,835 in April 2010.

The Company increased shipments in April 2011 in four out of twelve commodity groups compared to April 2010. Much of the decrease was due to shipments of Coal, Chemicals and Petroleum. Coal decreased primarily due to lower shipments in the Central U.S. Chemicals volumes were down across all regions. Petroleum carloads were lower primarily due to lower volumes in the Northeast and West regions. The largest increases were in Metallic Ores and Metals, Non-Metallic Minerals and Products and Agricultural Products. Metallic Ores and Metals increased in all regions. Non-Metallic Minerals and Products increased primarily due to shipments in the Central, Midwest and Northeast regions. Agricultural Products increased due to higher volumes in the Midwest region.

Several of the Company’s railroads are being impacted by the recent flooding in the Midwest and other areas. The Missouri Northern Arkansas (MNA) railroad has experienced several washouts and a related derailment resulting in approximately $1 million of operating expense to repair the infrastructure. The flooding has negatively impacted volumes in April and month to date in May at the MNA and other railroads. Considering the weather issues, the Company now expects second quarter 2011 carloads to be near or slightly below second quarter 2010.

RailAmerica, Inc. owns and operates short line and regional freight railroads in North America, operating a portfolio of 43 individual railroads with approximately 7,400 miles of track in 27 U.S. states and three Canadian provinces.

Cautionary Note Regarding Forward-Looking Statements
Certain items in this press release and other information we provide from time to time may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to future events and financial performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “appears,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements. RailAmerica, Inc. can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. Factors that could have a material adverse effect on our operations and future prospects or that could cause actual results to differ materially from RailAmerica, Inc.’s expectations include, but are not limited to, prolonged capital markets disruption and volatility, general economic conditions and business conditions, our relationships with Class I railroads and other connecting carriers, our ability to obtain railcars and locomotives from other providers on which we are currently dependent, legislative and regulatory developments including rulings by the Surface Transportation Board or the Railroad Retirement Board, strikes or work stoppages by our employees, our transportation of hazardous materials by rail, rising fuel costs, goodwill assessment risks, acquisition risks, competitive pressures within the industry, risks related to the geographic markets in which we operate; and other risks detailed in RailAmerica, Inc.’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. In addition, new risks and uncertainties emerge from time to time, and it is not possible for RailAmerica, Inc. to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. RailAmerica, Inc. expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

###

INVESTOR CONTACT
Ira Berger
Office: 904.538.6332

MEDIA CONTACT
Donia Crime
Office: 904.645.6200
Cell: 404.271.1437

RailAmerica, Inc.
Carload Comparisons by Commodity Group
Month Ended April 30, 2011 and 2010

	April
Commodity Group	2011	2010	% Chg
Coal	13,449	14,776	-9.0%

Agricultural Products	11,249	10,708	5.1%

Chemicals	8,015	8,750	-8.4%

Non-Metallic Minerals and Products	7,517	6,799	10.6%

Metallic Ores and Metals	6,464	4,900	31.9%

Pulp, Paper & Allied Products	5,303	5,210	1.8%

Waste & Scrap Materials	5,216	5,595	-6.8%

Food or Kindred Products	4,383	4,921	-10.9%

Forest Products	4,275	4,563	-6.3%

Petroleum	2,894	3,494	-17.2%

Other	2,386	2,883	-17.2%

Motor Vehicles	930	1,236	-24.8%

TOTAL	72,081	73,835	-2.4%